Exhibit 10.3

Certain portions of this Exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K on the basis that they are not material and are the type of information that the registrant treats as confidential and private.

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

EXXEL PHARMA, INC

for

Peripheral FAAH Inhibitors

UC Cases 2001-104, 2008-522, 2012-075, and 2014-360

UC Agreement Control No.:2022-04-0096

i

UC Agreement Control No.:2022-04-0096

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT PERIPHERALLY RESTRICTED FAAH INHIBITORS

This amended and restated exclusive license agreement – peripherally restricted FAAH inhibitors (“Agreement”) is made effective this 17th day of August, 2021 (“Effective Date”), by and between The Regents of the University of California, a California public corporation, having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“The Regents”), acting through its Irvine campus having an address at University of California, Irvine, Invention Transfer Group, 5270 California Ave., Suite 100, Irvine, CA 92697-7700 (“UCI”) and Exxel Pharma Inc., having a principal place of business at 12635 E Montview Blvd, Suite 134, Aurora, CO 80045 (“Licensee”).

BACKGROUND

WHEREAS, Licensee and The Regents entered into a certain Exclusive License Agreement, dated May 18, 2018 (UC 2018-04-0667) (said agreement hereafter referred to as the “Original Agreement”), whereby The Regents granted to Licensee certain rights to patent rights covering FAAH inhibitors;

WHEREAS, Licensee and The Regents now desire to amend and restate the Original Agreement, which related to globally acting FAAH inhibitors and peripherally acting FAAH inhibitors by entering into two separate amended and restated exclusive license agreements, one relating to globally acting FAAH inhibitors (the “Global FAAH License”) and one relating to the peripherally acting FAAH inhibitors (this Agreement) and collectively replace the Original Agreement in its entirety;

WHEREAS, certain inventions, generally characterized as

●	“Peripheral FAAH Inhibitors” (UC Case 2008-522);

●	“Meta Substituted Peripheral FAAH Inhibitors” (UC Case 2012-075); and

●	“New Polymorph Form of URB937 with Improved Stability” (UC 2018-516

(collectively “Invention(s)”), were made in the course of research at UCI, the University of Parma (“Parma”), the University of Urbino (“Urbino”), the Italian Institute of Technology (“IIT”), the contract research organization Pharmaron (“Pharmaron”), and Exxel Pharma, Inc., and are claimed in Patent Rights as defined below;

WHEREAS, the development of the Invention was sponsored in part by the Government of the United States of America and, as a consequence, this license is subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212;

WHEREAS, the inventors of the Patent Rights have assigned their title and interest in and to the Inventions to either UCI, Parma, Urbino, or the IIT.;

WHEREAS, The Regents, Parma, Urbino, and the IIT have entered into Inter-Institutional Agreements (UC Control Nos. 2013-18-0124, 2013-18-0125, and 2013-18-0563) (“IIA”) covering Patent Rights and granting The Regents the exclusive right to license Patent Rights;

WHEREAS, Licensee is a “small entity” as defined in 37 CFR §1.27 and a “small business concern” as defined in 15 USC §632; and

WHEREAS, The Regents wishes that Patent Rights be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

- - oo 0 oo - -

The parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms, whether used in singular or plural, shall have the following meanings set forth below:

1.1	“Affiliate” means any business entity in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors. In any country where local law does not permit foreign equity participation of at least fifty percent (50%), then “Affiliate” means any business entity in which Licensee owns or controls, directly or indirectly, the maximum percentage of outstanding stock or voting rights that is permitted by local law.

1.2	“Exchange” an established stock exchange recognized by the applicable securities regulatory authorities in either of Canada or the United States;

1.3	“Field of Use” means all fields excluding research reagent sales. All other uses are expressly excluded from this Agreement.

1.4	“Going Public Transaction” means (i) a listing of the share capital of the Licensee on any Exchange; (ii) the acquisition of the Licensee by an existing company listed on any Exchange, such that the resulting effect is that the holders of the share capital of the Licensee receive shares in the capital of the resulting public company; or (iii) any other type of transaction whatsoever which results in the current holders of the share capital of the Licensee receiving shares of a company listed on the Exchange in exchange for their existing share capital of the Licensee;

1.5	“Licensed Method” means any process, service, or method that is covered by a Valid Claim within Patent Rights, the use of which would constitute (absent this Agreement) an infringement, an inducement to infringe, or contributory infringement of any Valid Claim within Patent Rights.

1.6	“Licensed Product” means any composition, service, or product covered by a Valid Claim in Patent Rights, or produced by using a Licensed Method, or the manufacture, use, importation, sale, or offer for sale of which would constitute (absent this Agreement) an infringement, an inducement to infringe, or contributory infringement of any Valid Claim within Patent Rights.

1.7	“Net Sale(s)” means all gross amounts invoiced or otherwise charged by Licensee or Sublicensees from the sale of Licensed Products. Net Sales exclude the following items (but only to the extent they (i) pertain to the making, using, importing, or selling of Licensed Products, (ii) are included in gross revenue, and (iii) are separately billed):

(A)	cash, trade or quantity discounts actually granted to customer;

(B)	import, export, excise and sales taxes, custom duties, and value added taxes (“TAX”) to the extent such TAX is incurred and not reimbursed, refunded, or credited under a tax authority;

(C)	freight, transport packing, and insurance charges associated with transportation; and

(D)	allowances or credit to customers for returns or rejections.

Transfers to a Sublicensee of a Licensed Product for end use by Sublicensee shall be treated as a sale by the Licensee and the Net Sale of such transfer will be calculated based on the list price of such Licensed Product normally charged by the Licensee in arm’s-length transactions.

1.8	“Patent Action” means the preparation, filing, prosecution and maintenance of patent applications and patents included in Patent Rights. Prosecution includes, but is not limited to, reexaminations, inventorship determination, interferences, oppositions, and any other ex parte or inter partes matters originating in a patent office.

1.9	“Patent Costs” means all out-of-pocket costs incurred by The Regents for Patent Actions.

1.10	“Patent Rights” means The Regents’ interest in the patent applications and patents listed in Appendix A. Patent Rights shall further include the corresponding foreign patent applications thereof, and any divisional, continuation, continuations-in-part (but only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application), or reexamination application, and each patent that issues or reissues from any of these patent applications.

1.11	“Sublicense” has the meaning given in Paragraph 3.1.

1.12	“Sublicensee” means any person or entity (including any Affiliate) that has entered into a Sublicense with Licensee.

1.13	“Sublicensing Income” means income received by Licensee in consideration for a Sublicense or other agreement providing the right to negotiate or obtain a Sublicense. Sublicensing Income includes income received from Sublicensees in the form of license issue fees, profit sharing, milestone payments, and the like but specifically excludes royalties on the sale or distribution of Licensed Products or the practice of Licensed Methods. Not included in the definition of Sublicensing Income is income received by Licensee from Sublicensee as payment or reimbursement of costs for future research at fair market value applied to the licensed Invention and conducted by or for Licensee, including costs, materials, equipment, or clinical testing.

1.14	“Valid Claim” means a claim of a patent or patent application that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim from which no further appeal or refiling has or may be taken.

2.	GRANT

2.1	Subject to the limitations and other terms and conditions set forth in this Agreement, The Regents grants to the Licensee an exclusive license (the “License”) under Patent Rights in the Field of Use to make, have made, use, sell, offer for sale and import Licensed Products and to practice Licensed Methods, in jurisdictions where Patent Rights exist to the extent permitted by law. Licensee will not make, use, have made, sell, offer for sale, or import Licensed Products or practice Licensed Methods outside the Field of Use. Affiliates have no rights hereunder unless granted a Sublicense.

2.2	The License is subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations (including a non- exclusive, non-transferable, irrevocable, paid up license to practice or have practiced the Invention for or on behalf of the U.S. Government throughout the world). Among other things, these provisions provide the United States Government with nonexclusive rights to Patent Rights and impose the obligation that Licensed Product sold in the United States be “manufactured substantially in the United States”. Licensee will ensure all obligations of these provisions are met.

2.3	The Regents retain the right, on behalf of itself and all other non-profit institutions, to practice Patent Rights and associated technology for educational and research purposes, clinical research, and research sponsored by commercial entities. The Regents and any such other institution have the right to publically disclose any information resulting from such activities.

2.4	This Agreement will terminate immediately if Licensee files a claim which includes, in any way, the assertion that any portion of Patent Rights is invalid or unenforceable where the filing is by Licensee, a third party on behalf of Licensee, or a third party at the written urging of, or with the assistance of the Licensee.

3.	SUBLICENSES

3.1	The Regents also grants to the Licensee the right to sublicense the rights granted to the Licensee hereunder (“Sublicense(s)”), as long as the Licensee has current exclusive rights thereto under this Agreement. All Sublicenses will (i) be issued in writing, (ii) be subject to this Agreement, (iii) not provide anything of value in lieu of cash as consideration for such Sublicense without the express written consent of The Regents, (iv) include an express prohibition against issuing further Sublicenses, and (v) include all of the rights of The Regents and require the performance of all obligations due to The Regents (and, if applicable, the United States Government and other sponsors) including the rights and obligations detailed in Articles 8, 14, 15, 16, and 20 (royalty reports, use of names, limited warranties, limitation of liability, and indemnification). For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible. Affiliates and joint ventures do not have rights to Patent Rights under this Agreement and must be issued a valid Sublicense pursuant to Article 3 (Sublicenses) in order to exercise any of the Patent Rights.

3.2	Licensee must pay to The Regents %) of all Sublicensing Income. Licensee must pay such Sublicensing Income to The Regents on a quarterly basis, sixty (60) days following the end of a calendar quarter for Sublicensing Income received during such quarter.

3.3	On Net Sales of Licensed Products sold or disposed by a Sublicensee, Licensee must pay to The Regents an earned royalty in accordance with Article 6 (ROYALTIES) as if these were Licensee’s Net Sales. Any royalties received by Licensee in excess of royalties due to The Regents under this Paragraph 3.3 belong to Licensee.

3.4	Licensee will notify The Regents of each Sublicense issued and will provide The Regents with a complete copy of each Sublicense and any subsequent amendments thereto within thirty (30) days of issuance of such Sublicense or amendment.

3.5	Licensee will be responsible for the collection of all payments due under Sublicenses to The Regents and provide The Regents with copies of Sublicensee’s royalty and progress reports, such reports sufficient to establish all amounts due to The Regents under this Agreement.

3.6	Upon termination of this Agreement for any reason, at the option of The Regents, all outstanding Sublicenses not in default will be assigned by Licensee to The Regents. If The Regents accepts such assignment of any Sublicense, the obligations of The Regents under such Sublicense will not be greater than the obligations of The Regents under this Agreement, and the rights of The Regents under such Sublicense will not be less than the rights of The Regents under this Agreement, including all financial consideration and other rights of The Regents. Moreover, The Regents will have the sole right to modify each such assigned Sublicense to include all of the rights of The Regents (and, if applicable, the United States Government and other sponsors) that are contained in this Agreement. Prior to any such assignment, such Sublicensee shall furnish to The Regents the completed licensee contact information form attached hereto as “APPENDIX B”.

4.	SUBLICENSING REQUESTS

4.1	If at any time following the three year anniversary of the Effective Date, a third party (“Interested Party”) communicates to The Regents an expression of interest in obtaining a license under the Patent Rights to develop and commercialize Licensed Products covered by the Field of Use but for which such Licensed Product have not been developed or are not currently under development by Licensee and/or Sublicensee of Licensee (“New Licensed Product”), then The Regents shall give written notice to Licensee of the Interested Party, subject to any confidentiality obligations. Licensee shall have sixty (60) days from the receipt of such notice to give The Regents written notice stating whether Licensee elects to develop the New Licensed Product or begin negotiations for a Sublicense to the Interested Party (“Election Notice”).

(A)	If the Election Notice indicates Licensee will negotiate with the Interested Party regarding the grant of a Sublicense for the development of New Licensed Products, Licensee shall promptly begin such negotiation in good faith on commercially reasonable terms mutually agreeable to Licensee and the Interested Party. If, despite good faith negotiations, Licensee and the Interested Party are unable to reach mutual agreement within ninety (90) days of The Regents’ receipt of the Election Notice, Licensee will provide to The Regents a report specifying the license terms last proposed by the Interested Party and a written justification for Licensee’s refusal to grant the proposed sublicense. If The Regents, at is sole discretion, determines that the terms of the sublicense proposed by the Interested Party are reasonable under the totality of the circumstances, taking into account Licensee’s and existing Sublicensees’ Licensed Products in development, then The Regents shall have the right to grant to the Interested Party a license under the Patent Rights to make, have made, use, sell, offer for sale and import products for use in the Field of Use at substantially the same terms last proposed to Licensee by the Interested Party, provided the royalty rates are at least equal to those paid by Licensee under this Agreement.

(B)	If the Election Notice indicates Licensee plans to develop New Licensed Products, then Licensee will provide along with the Election Notice, a detailed development schedule, including specific diligence requirements and development milestones for the development of New Licensed Products, such diligence requirements and milestones to be negotiated and agreed to by the parties and incorporated into this Agreement in an amendment within ninety (90) days of The Regents’ receipt of the Election Notice. If The Regents and Licensee have not concluded such amendment within said ninety (90) days, The Regents may grant the Interested Party a license under the Patent Rights to make, have made, use, sell, offer for sale and import products for use in the Field of Use.

(C)	If The Regents does not receive an Election Notice from Licensee in accordance with Paragraph 4.1, then this will be deemed by The Regents as an election by the Licensee not to pursue the New Licensed Product itself and a refusal to grant a Sublicense to the Interested Party, and therefore The Regents will have the right to grant the Interested Party a license under the Patent Rights to make, have made, use, sell, offer for sale and import products for use in the Field of Use.

5.	FEES & EQUITY

5.1	The license issue fee has been satisfied and paid in full under the Original License.

5.2	Licensee must pay to the Regents an annual license maintenance fee of on May 18, 2022 and each anniversary thereof until the first commercial sale.

The maintenance fee will not be due and payable on any anniversary if on that date Licensee is commercially selling a Licensed Product and paying an Earned Royalty to The Regents. The license maintenance fees are non-refundable and are not an advance against royalties.

5.3	For each Licensed Product reaching the milestones indicated below, Licensee must make the following milestone payments to The Regents within Thirty (30) days of reaching such milestone. If Licensee is allowed to skip any of the milestones listed in Paragraphs 5.3(A)-(G) below, the milestone payment for the skipped milestone will be due upon reaching the next milestone (for example, if a Licensed Product is allowed to be sold without completing a Phase III clinical trial, the milestone payment due under paragraph (D) will be added to milestone (E).) Milestone payments are due from Licensee irrespective of whether the milestone listed below was reached by the Licensee itself, a third party acting on Licensee’s behalf, or by a Sublicense or Affiliate.

(A)	due upon IND approval by the US FDA or CTA approval by Health Canada for a Licensed Product;

(B)	due upon first human dosing with a Licensed Product;

(C)	due upon successful completion of Phase II clinical trial with a Licensed Product;

(D)	due upon successful completion of Phase III clinical trial with a Licensed Product;

(E)	due upon NDA approval for a Licensed Product;

(F)	due upon first commercial sale of a Licensed Product in the US;

(G)	due upon first commercial sale of a Licensed Product in Europe.

5.4	Participation Rights. Following the Effective Date, and until such time as a Going Public Transaction is completed, if the Licensee proposes to sell any equity securities or securities that are convertible into equity securities of the Company, then The Regents and/or its Assignee (as defined below) will have the right to purchase up to Ten Percent (10%) of the securities issued in each offering on the same terms and conditions as are offered to the other purchasers in each such financing. Licensee shall provide ten (10) days advanced written notice to The Regents of each such financing, including reasonable detail regarding the terms and purchasers in the financing. The term “Assignee” means (a) any entity to which The Regents’ participation rights under this section have been assigned either by The Regents or another entity, or (b) any entity that is controlled by The Regents. In no event will the participation right allowed for any such financing exceed ten percent in combination with any participation right allowed under the Global FAAH License.

5.5	As partial consideration for all the rights and licenses granted to Licensee, the Licensee issued to The Regents six hundred and sixty two thousand, five hundred (662,500) fully paid and non-assessable shares of common stock of Licensee under the Original License and the stock issuance agreement signed by the parties,

5.6	Licensee will also issue additional fully paid and non-assessable shares of common stock of Licensee (“Antidilution Shares”) to The Regents until such time as bona fide financing equal to or exceeding has been raised by Licensee in net proceeds from the sale of securities or by the conversion of instruments convertible into equity, so that, after issuance of the Antidilution Shares, The Regents still owns a total of Two and One Half Percent (2.5%) of the outstanding and issued common stock of Licensee on a fully diluted and as converted basis taking into consideration shares also issued under the Global FAAH License. In all such anti-dilution adjustments, any increase in the number of shares of stock reserved for any option plan for employees, consultants, directors and so forth, authorized in connection with a financing shall be deemed to have been issued prior to the sale of securities. The Regents shall be issued Antidilution Shares within sixty (60) days after any issuance of stock or stock equivalent by Licensee. This Paragraph 5.6 will survive the termination or expiration of this Agreement.

5.7	The Regents acknowledges that any share capital of the Licensee received in connection with this Agreement will be subject the Stock Issuance Agreement which may include restrictions on resale. The Regents further acknowledge that a Going Public Transaction may involve the exchange of share capital of the Licensee for an existing public company, and that The Regents may be required to tender any existing share capital of the Licensee in connection with such a transaction. In the case of a Going Public Transaction, the parties agree that any Antidilution Shares owing to The Regents pursuant to Paragraph 5.6 shall be read to mean shares in the common stock of the resulting public company, and the financing threshold set forth in Paragraph 5.6 shall include any financing conducted in connection with a Going Public Transaction or by the resulting public company.

6.	ROYALTIES

6.1	Licensee must pay to The Regents for sales by Licensee and Sublicensees an earned royalty at the rate of %) of Net Sales (“Earned Royalty”). Earned Royalties will accrue in each country for the duration of Patent Rights in that country.

6.2	The Licensee will pay to The Regents all Earned Royalties owed to The Regents on a quarterly basis on or before February 28 (for the calendar quarter ending December 31 of the prior year), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year.

6.3	Licensee must pay to The Regents a minimum annual royalty beginning in the calendar year after the first commercial sale of a Licensed Product as follows:

(A)	due the first calendar year following the first commercial sale of a Licensed Product;

(B)	due the second calendar year following the first commercial sale of a Licensed Product;

(C)	due the third calendar year following the first commercial sale of a Licensed Product;

(D)	due the fourth and all subsequent calendar years following the first commercial sale of a Licensed Product.

The minimum annual royalty will be paid to The Regents by February 28 of each year following the calendar year in which the first commercial sale of a Licensed Product occurs and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made.

6.4	All consideration due The Regents will be paid in United States Dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents. With respect to sales of Licensed Products in a currency other than United States Dollars, the Licensee will calculate the Earned Royalties and other consideration due The Regents by using the appropriate foreign exchange rate for the currency quoted by The Wall Street Journal on the final business day of the quarter in which such sales were made.

6.5	Sublicensing Income and Earned Royalties on Net Sales and other consideration accrued in any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the definition of Net Sales.

6.6	If any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction from which no appeal has been or may be taken, then all obligations to pay Earned Royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any Earned Royalties that accrued before such final decision or that is based on another patent or pending claim not involved in such decision.

7.	DUE DILIGENCE

7.1	The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and sale of Licensed Products and Licensed Methods and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

7.2	The Licensee will obtain all necessruy governmental approvals in each country where Licensed Products and Licensed Methods ru e manufactured, used, sold, offered for sale or impo1ted.

7.3	In addition to its obligations under Paragraph 7.1, Licensee specifically commits to achieving the following objectives in its due diligence activities under this Agreement:

(A)	Spend a minimum of on the development of a Licensed Product within three years of the Effective Date of the License Agreement, such development may be in the form of sponsored research at UCI;

(B)	Submit IND or CTA package for US FDA or Health Canada approval for a Licensed Product no later than ;

(C)	Begin a Phase I clinical trial and complete a first human dosing with a Licensed Product no later than ;

(D)	Complete a Phase II clinical trial with a licensed product no later than ;

(E)	Complete pivotal phase III clinical trial with a Licensed Product no later than ;

(F)	File NDA for a Licensed Product no later than ; and

(G)	Complete a first commercial sale of a Licensed Product, no later than

7.4	If the Licensee is unable to perfo1m or achieve any of the provisions in Paragraphs 7.1-7.3 above, then The Regents has the1ight and option to either te1minate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license. This 1ight, if exercised by The Regents, supersedes the1ights granted in Article 2 (GRANT).

7.5	If this Agreement is te1minated for any reason, then Licensee shall grant The Regents (and/or The Regents’ designee) a right of reference with respect to any investigation perfo1med by or on behalf of Licensee using a Licensed Product or Licensed Method - i.e., the autho1ity to rely upon and othe1wise use said investigation for the purpose of obtaining FDA approval of an application for mru keting clearance and/or approval, including without limitation, the ability to make available the underlying raw data from the investigation for FDA audit, if necessa1y. Fmthe1more, if Licensee filed an IND for a Licensed Product then, within six (6) months of such te1mination, Licensee shall provide to The Regents a repo1t desciibing any experimental data pe1formed by Licensee or on behalf of Licensee relevant for development of Licensed Products including the Investigator Brochure from any regulato1y filings as well as clinical data rep01ts, raw data, and/or info1mation about contr act research organizations (“CRO”) that may have executed the work, including pe1mission for The Regents to request repo1ts from such CRO for Licensed Product development sponsored by Licensee.

8.	PROGRESS AND ROYALTY REPORTS

8.1	Beginning Januruy 31, 2022, and semi-annually thereafter, the Licensee will submit to The Regents a written progress report covering the Licensee’s and Sublicensee’s activities related to the development and testing of all Licensed Products and Licensed Methods. The report will include information sufficient to enable The Regents to ascertain progress by Licensee towards meeting the diligence requirements set forth in Article 7 (DUE DILIGENCE) and in obtaining any governmental approvals necessary for marketing and selling Licensed Products and Licensed Methods. Progress reports are required for each Licensed Product and Licensed Method until the first sale of such Licensed Product or Licensed Method occurs in the United States.

8.2	Each progress report must include all of the following for each semiannual period:

(A)	summary of work completed, including itemized objectives required by Paragraph 7.3;

(B)	key scientific discoveries;

(C)	summary of work in progress, including status of incomplete itemized objectives required by Paragraph 7.3;

(D)	current schedule of anticipated events and milestones;

(E)	market plans for introduction of Licensed Products and Licensed Methods;

(F)	listing of significant corporate transactions involving the Licensed Product, including an updated listing of any and all Sublicenses; and

(G)	summary of resources (dollar value) spent in the reporting period.

8.3	Beginning with the first sale of a Licensed Product or Licensed Method by Licensee or Sublicensee, the Licensee will make quarterly royalty reports to The Regents on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year. Licensee will state in its royalty report if it had no sales of any Licensed Product in the applicable quarter. Each royalty report will cover Licensee’s and all Sublicensee’s most recently completed calendar quarter and shall include the completed Royalty Statement attached hereto as “APPENDIX C”, showing:

(A)	gross invoice prices and Net Sales of Licensed Products or Licensed Methods sold (itemizing the applicable gross proceeds and any deductions therefrom);

(B)	the quantity of each type of Licensed Product and/or Licensed Method sold;

(C)	the country in which each Licensed Product and Licensed Method was manufactured or sold;

(D)	the Earned Royalties, in United States dollars, payable to The Regents;

(E)	the Earned Royalties attributable to each Sublicense;

(F)	the method and currency rates (if any) used to calculate the Earned Royalty, specifying all deductions taken and the dollar amount of each such deduction; and

(G)	date of the first sale of a Licensed Product or Licensed Method (only needed in the first royalty report following the first sale).

If more than one type of Licensed Product or Licensed Method is sold, then the information of subparagraphs (A)-(G) shall be provided for each type of Licensed Product or Licensed Method.

8.4	The Regents shall have the right to terminate this Agreement in accordance with Article 11 (TERMINATION BY THE REGENTS) if Licensee does not provide progress reports and royalty reports in accordance with this Article 8.

8.5	Licensee must notify The Regents if Licensee or any of its Sublicensees ceases to be a small entity (as defined by the United States Patent and Trademark Office).

9.	BOOKS AND RECORDS

9.1	The Licensee will keep accurate books and records of (i) the development, manufacture, use, import, and sale of all Licensed Products and (ii) all Sublicenses, collaboration agreements and joint venture agreements entered into by Licensee that involve Patent Rights. Such books and records will be preserved for at least five (5) years after the date of the payment to which they pertain and will be open to examination by representatives or agents of The Regents during regular office hours to determine their accuracy and assess the Licensee’s compliance with the terms of this Agreement.

9.2	The Regents shall pay the fees and expenses of such examination. If, however, an error in royalties or fees of more than five percent (5%) of the total royalties and fees due for any year is discovered in any examination, then the Licensee shall bear the fees and expenses of such examination and shall remit such underpayment to The Regents within thirty (30) days of the examination results.

10.	LIFE OF THE AGREEMENT

10.1	Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder, whichever is later.

10.2	This Agreement will automatically terminate without the obligation to provide 60 days’ notice as set forth in Article 11 (TERMINATION BY THE REGENTS) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor.

10.3	Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions
Article 9	Books and Records
Article 13	Disposition of Licensed Products on Hand Upon Termination
Article 14	Use of Names and Trademarks
Article 15	Limited Warranty
Article 16	Limitation of Liability
Article 20	Indemnification
Article 21	Notices
Article 26	Governing Laws; Venue; Attorneys Fees
Article 29	Confidentiality

10.4	The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Articles 6 (ROYALTIES) and 13 (DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION).

11.	TERMINATION BY THE REGENTS

11.1	If the Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of such default (“Notice of Default”) to the Licensee. If the Licensee fails to repair such default within sixty (60) days after the effective date of such Notice of Default, then The Regents will have the right to immediately terminate this Agreement, including all Sublicenses, by providing a written notice of termination (“Notice of Termination”) to the Licensee. Notwithstanding the above, if Licensee is more than ninety (90) days in arrears for Patent Costs of more than twenty-five thousand dollars ($25,000), The Regents will have the right to immediately terminate this Agreement by providing a Notice of Termination without having to provide a Notice of Default.

12.	TERMINATION BY LICENSEE

12.1	The Licensee has the right at any time to terminate this Agreement in whole or with respect to any portion of the Patent Rights by providing written notice to The Regents at least ninety (90) days in advance of the effective date of termination selected by Licensee.

13.	DISPOSITION OF LICENSED PRODUCT ON HAND UPON TERMINATION

13.1	Upon termination of this Agreement by Licensee, Licensee may continue to sell any previously made Licensed Products during the one hundred eighty (180) days following such termination. Licensee must submit royalty reports on the sale of Licensed Products allowed under this Paragraph 13.1 in accordance with Article 8 (PROGRESS AND ROYALTY REPORTS) and must pay Earned Royalties for sales of Licensed Products made during the term of this Agreement. Licensee will not, and will ensure that Sublicensees do not, otherwise make, sell, offer for sale, or import Licensed Products after termination of this Agreement by Licensee or The Regents.

14.	USE OF NAMES AND TRADEMARKS

14.1	Licensee will not use any name, trade name, trademark or other designation of The Regents, IIT, Parma, or Urbino or their employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by law, or by the rules and policies of the Exchange in connection with a Going Public Transaction, Licensee is expressly prohibited from using the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity, or other promotional activity, without written permission of The Regents. Unless required by law, or by the rules and policies of the Exchange in connection with a Going Public Transaction, Licensee is expressly prohibited from using the name “Fondazione Istituto Italiano di Tecnologia”, “University of Urbino, Italy”, and/or “University of Parma, Italy” in advertising, publicity, or other promotional activity without written permission of the Invention Transfer Group at UCI.

15.	LIMITED WARRANTY

15.1	The Regents warrants to the Licensee that it has the lawful right to grant this license.

15.2	This license and the associated Invention, Patent Rights, Licensed Products, and Licensed Methods are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS, IIT, PARMA, AND URBINO MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

15.3	This Agreement does not:

(A)	express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or

(B)	express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

(C)	obligate The Regents, IIT, Urbino, and/or Parma to bring suits against third parties for patent infringement; or

(D)	confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents, IIT, Urbino, and/or Parma other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

(E)	obligate The Regents, IIT, Urbino, and/or Parma to furnish any know-how, technology or information not provided in Patent Rights.

16.	LIMITATION OF LIABILITY

16.1	THE REGENTS, IIT, URBINO, AND/OR PARMA WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS, IIT, URBINO, AND/OR PARMA HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE REGENTS, IIT, URBINO, AND/OR PARMA WILL NOT BE LIABLE FOR ANY DIRECT DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO PATENT RIGHTS TO THE EXTENT ASSIGNED, OR OTHERWISE LICENSED, BY INVENTORS TO THIRD PARTIES.

17.	PATENT PROSECUTION AND MAINTENANCE

17.1	Patent Prosecution.

(A)	As long as the Licensee has paid Patent Costs as provided for in this Article 17 (Patent Prosecution and Maintenance), The Regents will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights. Patent Rights will be held in the name of The Regents, obtained with counsel of The Regents’ choice, and The Regents will be the client of record for such counsel. The Regents will consider any comments or suggestions by Licensee with respect to Patent Actions, however, The Regents’ patent counsel will take instructions on all Patent Actions from The Regents. The Regents is entitled to take action to preserve rights and minimize costs whether or not Licensee has provided any comments, and will use reasonable efforts not to allow any Patent Rights to lapse or become abandoned without Licensee’s written authorization under this Article 17, except for the filing of continuations, divisionals, or the like that substitute for the lapsed applications. The Regents shall have no requirement to file, prosecute or maintain Patent Rights if Licensee is not current with its Patent Cost obligations as set forth in Article 17.

(B)	The Regents will provide Licensee with copies of each patent application, office action, response to office action, or other patent prosecution correspondence with patent offices regarding Patent Rights as requested by Licensee. The Licensee agrees to keep this documentation confidential as provided for in Article 29 (CONFIDENTIALITY).

(C)	The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products and services contemplated to be sold, or the Licensed Method to be practiced, under this Agreement.

(D)	The Licensee may request Patent Actions, including national phase filings, via a written request to The Regents not less than ninety (90) days prior to the deadline for such filing or action to be taken in connection therewith (“Patent Prosecution Request”). If the Patent Action is a national phase deadline, such request concerning a Patent Action must identify the countries desired. The absence of a Patent Prosecution Request from the Licensee to The Regents will (i) be considered an election not to obtain or maintain patent rights associated with the specific phase of patent prosecution in such territory, (ii) give The Regents the right to file patent applications at its own expense in any territory which Licensee has not identified pursuant to this Paragraph 17.1(D), and (iii) result in such patent application(s) and patent(s) being excluded from Patent Rights and therefore not subject to this Agreement, and Licensee will have no further rights or license to them.

17.2	Past Patent Costs. Licensee will bear all Patent Costs incurred prior to the term of this Agreement. Licensee must send payment for such costs to The Regents within thirty (30) days of Licensee’s receipt of an invoice for those costs.

17.3	Ongoing Patent Costs. Licensee will bear all Patent Costs during the term of this Agreement and, at the Regents’ discretion, Licensee shall pay in advance to The Regents the Patent Cost as estimated by The Regents’ patent counsel (“Advanced Payment”) before The Regents authorizes its patent counsel to proceed with the Patent Action associated with such estimate. The absence of this Advanced Payment will be considered an election not to secure the patent rights associated with the specific phase of patent prosecution, and such patent application(s) and patent(s) will not be subject to this Agreement, and Licensee will have no further rights or license to them. Any Patent Costs incurred by The Regents and not paid by Licensee in advance will be rebilled to the Licensee and are due within thirty (30) days of rebilling by The Regents.

17.4	Termination of Patent Prosecution. The Licensee will be obligated to pay any Patent Costs incurred during the three (3)-month period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Costs are received by the Licensee after the end of the three (3)- month period following receipt of a Notice of Termination. The Licensee may terminate its obligation to pay Patent Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon three (3)-months’ written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder. Non-payment of Patent Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s).

17.5	Patent Extensions. The Licensee will apply for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith. Licensee shall be liable for all costs relating to such application.

18.	PATENT MARKING

18.1	Licensee must mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws. Licensee shall be responsible for all monetary and legal liabilities arising from or caused by (i) failure to abide by applicable patent marking laws and (ii) any type of incorrect or improper patent marking.

19.	PATENT INFRINGEMENT

19.1	In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 19.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

19.2	If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit, but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in that suit. The Licensee may not join The Regents as a party in a suit initiated by the Licensee without The Regents’ prior written consent. If The Regents joins a suit initiated by the Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

19.3	If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

19.4	Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then the party in receipt of such notice under the Act (in the case of The Regents to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly. If the time period is such that the Licensee will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within forty-five (45) days of the date of such notice under the Act to either party.

19.5	Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows:

(A)	for any recovery other than amounts paid for willful infringement:

(i)	The Regents will receive of the recovery if The Regents was not a party in the litigation and did not incur any litigation costs;

(ii)	The Regents will receive of the recovery if The Regents was a party in the litigation, but The Regents did not incur any litigation costs; and

(iii)	The Regents will receive of the recovery if The Regents incurred any litigation costs in connection with the litigation.

(B)	for any recovery for willful infringement, The Regents will receive of the recovery.

In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 19 (Patent Infringement).

19.6	Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

19.7	Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

19.8	Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

20.	INDEMNIFICATION

20.1	Licensee will, and will require Sublicensees to, indemnify, hold harmless, and defend The Regents, IIT, Urbino, and Parma, and their officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of patents or patent applications under Patent Rights and their employers; against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from, or arising out of, the exercise of this license or any Sublicense. This indemnification will include, but will not be limited to, any product liability. If The Regents, IIT, Urbino, and/or Parma, at their sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents, IIT, Urbino, and/or Parma in accordance with this Paragraph 20.1, then The Regents, IIT, Urbino, and/or Parma may retain counsel of its choice to represent it, and the Licensee will pay all expenses for such representation.

20.2	The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance:

(A)	Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$5,000,000
Products/Completed Operations Aggregate	$10,000,000	*
Personal and Advertising Injury	$5,000,000
General Aggregate (commercial form only)	$10,000,000

*	Within one month prior to the sale of Licensed Products

If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

(B)	Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

20.3	The coverage and limits referred to in Paragraph 20.2 above will not in any way limit the liability of the Licensee under this Article 20 (INDEMNIFICATION). Upon the execution of this Agreement, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

(A)	Provide for thirty (30) days’ advance written notice to The Regents of any modification;

(B)	Indicate that The Regents has been endorsed as an additional insured under the coverage described above in Paragraph 20.2; and

(C)	Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

20.4	The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents that The Regents intends to invoke the provisions of this Article 20 (INDEMNIFICATION). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 20 (INDEMNIFICATION).

21.	NOTICES

21.1	Any notice, progress report, royalty report or payment required to be given to either party under this Agreement will be sent to the respective address given below and is effective: (a) on the date of delivery if delivered in person or (b) on the date of mailing if mailed by first-class certified mail or by any global express carrier service. Either party may change its designated address by written notice.

In the case of Licensee:

Exxel Pharma Inc

12635 E Montview Blvd, Suite 134

Aurora, CO 80045

Email: soren.mogelsvang@exxelpharma.com

Phone: 720.261.1109

Attention: Soren Mogelsvang

In the case of The Regents, all general notice are mailed to:

University of California, Irvine

Research Translation Group

Attn: Director

5270 California Ave Suite 100

Irvine, CA 92697-7700

Ref: UC Case No. 2008-522, 2012-075

With a copy to:

The Regents of the University of California

Office of the President

Knowledge Transfer Office

Attn: Executive Director

1111 Franklin Street, 5th Floor

Oakland, CA 94607-5200

Ref: UC Case No. 2008-522, 2012-075

In the case of The Regents, all payments (except for Advanced Payments), royalty reports, and progress reports are mailed to:

University of California

Innovation Alliances and Services

1111 Franklin St, 5th Floor

Oakland, CA 94607

All Advanced Payments due under this Agreement shall be sent via wire transfer as follows:

UC Bank:	Bank of America

100 West 33rd Street

New York, New York 10001

ABA Routing Number: 026009593 (within US only)
Beneficiary Name: Regents of the University of California
Bank Account Name: OTT Depository Account

Bank Account Number:

SWIFT Code: BOFAUS3N

21.2	Licensee shall furnish to The Regents the completed licensee contact information form attached hereto as “APPENDIX B” concurrent with execution of the Agreement, showing:

(A)	The progress report contact (i.e. the contact responsible for ensuring that progress reports are submitted to The Regents

(B)	The patent prosecution contact to whom patent prosecution correspondence should be sent to; and

(C)	The financial contact (i.e. the contact responsible for ensuring that payments are made under this Agreement to The Regents).

22.	ASSIGNABILITY

22.1	This Agreement is binding upon and inures to the benefit of The Regents, its successors and assignees. But it is personal to Licensee and assignable by Licensee only with the prior written consent of The Regents. The consent of The Regents will not be required if the assignment is in conjunction with the transfer of all or substantially all of the business of Licensee to which this license relates, or in connection with a Going Public Transaction. Any other attempt to assign this Agreement by Licensee is null and void.

22.2	No later than thirty (30) days prior to any assignment of this Agreement, all of the following terms and conditions shall be met, and if they are not met, this Agreement and any assignment thereof will be considered null and void with no further notice from The Regents.

(A)	License must provide The Regents in writing the identity of the proposed acquirer including the new assignee’s contact information in the form of Appendix B of this Agreement;

(B)	The proposed acquirer or successor entity shall agree in writing to be bound by all the terms and conditions of this Agreement as if such acquirer or successor entity were the original Licensee and no later than thirty (30) days prior to any assignment of this Agreement, a copy of such written agreement shall be provided to The Regents by Licensee or the proposed acquirer or successor entity;

(C)	The Regents must have received an assignment fee (“Assignment Fee”) of ; and

(D)	The Regents must have received an additional assignment fee (“Additional Assignment Fee”) of for every in value (cash, stock, or other) Licensee receives as consideration from the acquirer or successor for the assignment.

22.2	(C) and 22.2(D) will not apply to a Going Public Transaction concluded within twelve (12) months of the Effective Date and where Licensee has provided an exchange of all equity originally provided under this Agreement for equity in the proposed acquirer such that The Regents owns 2.5% of the stock of the acquirer.

22.3	In connection with a Going Public Transaction, Licensee must have provided an exchange of any equity originally provided under this Agreement for equity in the proposed acquirer on equivalent terms as all other holders of equity of the Licensee immediately prior to completion of a Going Public Transaction such that The Regents own 2.5% of the stock of the acquirer

23.	LATE PAYMENTS

23.1	For each royalty payment or fee not received by The Regents when due, Licensee must pay to The Regents a simple interest charge of ten percent (10%) per annum to be calculated from the date payment was due until it was actually received by The Regents. For purposes of clarity, this Article 23 (LATE PAYMENTS) does not limit any rights of The Regents under this Agreement arising from the failure by Licensee to make such payments when due.

24.	WAIVER

24.1	No waiver by either party of any breach or default of any term of this Agreement will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

25.	FORCE MAJEURE

25.1	Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control that render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

25.2	Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 25.1 for a period of one (1) year.

26.	GOVERNING LAWS; VENUE; ATTORNEYS’ FEES

26.1	THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

26.2	Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California.

26.3	The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

27.	GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

28.	COMPLIANCE WITH LAWS

The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, sale or import of the Licensed Products, or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Methods to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, sold or otherwise exploited.

29.	CONFIDENTIALITY

29.1	If either party discloses confidential information to the other party, the disclosing party will designate this information as confidential by appropriate legend or instruction and the receiving party will:

(A)	use the same degree of care to maintain the secrecy of the confidential information as it uses to maintain the secrecy of its own information of like kind.

(B)	use the confidential information only to accomplish the purposes of this Agreement or for audit or management purposes; and

(C)	ensure that any employees, customers, distributors and other agents to whom the confidential information is disclosed are bound to it by similar obligations of confidence and to make such disclosure only as required to accomplish the purposes of this Agreement.

29.2	Neither party will have any confidentiality obligation with respect to the confidential information belonging to or disclosed by the other party that:

(A)	the receiving party can demonstrate by written records was previously known to it;

(B)	the receiving party lawfully obtained from sources under no obligation of confidentiality;

(C)	is or becomes publicly available other than through an act or omission of the receiving party or any of its employees; or

(D)	is required to be disclosed under the California Public Records Act, governmental audit requirement or other requirement of law.

29.3	The provisions of this Article 29 (CONFIDENTIALITY) will continue in effect for five (5) years after expiration or termination of this Agreement.

29.4	The Regents may release to the Inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. If such release is made, then The Regents shall give notice of the confidential nature and shall request that the recipient not disclose such terms and conditions to others.

29.5	If a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (GRANT) and Article 3 (SUBLICENSES) to such third party, but will not disclose the name of Licensee or any other negotiated terms or conditions of this Agreement to such third party, except where The Regents is required to release information under the California Public Records Act, a governmental audit requirement or other applicable law.

29.6	Licensee hereby grants permission for The Regents (including UCI) to include Licensee’s name and a link to Licensee’s website annual reports and websites that showcase technology transfer- related stories as well as links to any publicly available news stories about Licensee on such websites.

29.7	All written confidential information will be labeled or marked confidential or proprietary. If the confidential information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.

30.	MISCELLANEOUS

30.1	The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

30.2	This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

30.3	No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

30.4	This Agreement and Appendixes A-D embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof, except for the Secrecy Agreement dated March 23, 2017, which continues to the extent it is not inconsistent with this Agreement.

30.5	In case any of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

30.6	No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

30.7	In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

31.	COUNTERPARTS AND EXECUTION

31.1	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile, Portable Document Format (PDF) or photocopied signatures of the parties will have the same legal validity as original signatures.

IN WITNESS THEREOF, both The Regents and the Licensee have executed this Agreement by their respective and duly authorized officers on the day and year written.

EXXEL PHARMA INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Soren Mogelsvang	By:	/s/ Ronnie Hanecak
	(Signature)		(Signature)
Name:	Soren Mogelsvang, PhD	Name:	Ronnie Hanecak, PhD
Title:	President and CEO	Title:	Senior Director of Licensing
Date:	8/16/2021	Date:	8/17/2021

APPENDIX A

Regents’ Patent Rights

UC Case 2008-522: Peripheral FAAH Inhibitors

PCT/US11/045114 Entitled: “Peripherally Restricted FAAH Inhibitors”, filed July 22, 2011

Nationalized in:

Country	Application or Patent Number
US	9,187,413
CA	2843265
CN	201180046110.6
CH	2598477
DE	2598477
FR	2598477
GB	2598477
IT	2598477
JP	5981429
RU	2583435

UC Case 2012-075: Meta substituted Peripheral FAAH Inhibitors

PCT/US2012/51478, Entitled “Meta-Substituted Biphenyl Peripherally Restricted FAAH Inhibitors”, filed August 17, 2012.

Nationalized in:

Country	Application or Patent Number
US	9,745,255
AU	2012299060
BR	P112014003886-4
CA	2844812
CN	201280051447.5
EP	12826376.1
HK	14112102.4
IN	2038/DELNP/2014
JP	6092870
KR	10-2014-7077303
MX	MX/A/2014/001966
NZ	622480
ZA	201//01875

                                                   : New Polymorph Form of URB937 with Improved Stability

US Provisional                                                        ar US Provisional                                    entitled “FAAH Inhibitor Polymorph”.

APPENDIX B

LICENSEE CONTACT INFORMATION

Licensee Name:	Exxel Pharma Inc	UC Control No:

PATENT PROSECUTION CONTACT:

LAST NAME:	Mogelsvang	TELEPHONE:	720-261-1109
FIRST NAME:	Soren
TITLE:	President & CEO	FAX:
ADDRESS:	12635 E. Montview Blvd, Ste 134,
Aurora, CO	80045	EMAIL:	soren.mogelsvang@exxelpharma.com

PATENT PROSECUTION CONTACT:

LAST NAME:	Same as above	TELEPHONE:
FIRST NAME:
TITLE:		FAX:
ADDRESS:
EMAIL:

PATENT PROSECUTION CONTACT:

LAST NAME:	Same as above	TELEPHONE:
FIRST NAME:
TITLE:		FAX:
ADDRESS:
EMAIL:

APPENDIX C

SAMPLE ROYALTY STATEMENT

UC Control No:________________________________	Licensee Name: Exxel Pharma Inc.

Quarter Covered: ______________________________

Product Name/Code(s): _____________________________

Date of First Sale of Product: _____________________________

Country of Manufacture for Product: _____________________________

Product Name	Number of Units Sold	Unit Selling Price (US $)	Country where Sold	Gross Sales (US $)	Net Sales (US $) itemize any deductions	Royalty Rate (%)	Total Earned Royalties (US $)

Total Earned Royalties: _______________________________

Less Minimum Annual Royalty: _____________________________

(If Applicable)

Balance Due The REGENTS: ______________________________

Prepared By:__________________